 Harris Teeter Announces Sale of Stores in Non-Core Markets
    CHARLOTTE, N.C., June 25 -- Ruddick Corporation (NYSE:RDK)
announced today that its Harris Teeter supermarket subsidiary has reached definitive purchase agreements regarding the sale of certain stores in its non-core markets.  The agreements provide for the sale of 14 stores in Georgia
-- Atlanta and Athens; and 12 stores in South Carolina -- Greenville,
Spartanburg, Myrtle Beach, Litchfield and Columbia.  The stores will be sold to several grocery retailers.  The transactions are expected to be completed early in Ruddick's fiscal fourth quarter.
      "After a strategic review of each market's performance," said Thomas W.
Dickson, President and CEO of Ruddick, "we concluded that a sale of our stores in these areas is a prudent business decision that will substantially strengthen the company's overall performance.  Capital can now be committed to our core markets, which have more consistently generated attractive levels of profitability, and we believe, offer the greatest potential for long term return on capital and increased shareholder value."
       A pre-tax charge of approximately $45 million is expected to be recorded in the Company's third fiscal quarter, primarily reflecting the excess of the net book value ($52 million) of leasehold improvements and equipment over the net proceeds of about $7 million.  The net proceeds include cash to be received in consideration for assignments of leases (including the lease commitment to open one new store) and sale of equipment and leasehold improvements less expenses associated with the transactions including costs for severance and inventory liquidation.  Tax benefits of $18 million will reduce the loss on disposition to approximately $27 million after tax.  The proceeds and expenses are estimates, which will not be known with certainty until the transactions are consummated.
       Dickson said, "While the estimated non-cash charge is significant, the transactions must be viewed in their entirety.  The transactions are cash positive in aggregate, they remove a significant amount of direct lease obligations through the assignment of the operating leases, and they divest markets that have not generated acceptable levels of profitability.
Additionally, we are pleased that the agreements provide that employees in the divested markets will be considered for employment with the purchasers."
       The stores to be sold accounted for approximately $139 million or 11.2% of
Harris Teeter's total sales of $1,241 million for the six months ended April
1, 2001.  The company estimates that pro forma operating profit without the stores to be sold would have been $41.7 million (3.79% of pro forma sales) as compared to reported results of $35.2 million (2.83% of sales) for the six months ended April 1, 2001.  It is estimated that the pro forma comparable store sales increase for the same six-month period without the stores would have been 3.38% as compared to the 2.07% as reported.
      The closings of the transactions are subject to various customary conditions, including the receipt of landlord consents, and it is not certain that the various conditions to the closings will be satisfied for each store in a timely manner, or at all.
       Ruddick's third fiscal quarter will end on July 1, 2001, and results are scheduled for release on July 25, 2001.  While the results of the third quarter are not fully known at this time, the Company reports that Harris
Teeter's results continued to show improvement in comparable store sales compared to the prior year and operating profitability remained strong.  Based on preliminary results for performance during the first nine weeks of the current quarter, Harris Teeter's operating margin on sales has further improved over the results of the second fiscal quarter, which was the best recorded by the company in ten years.
      Ruddick's other operating subsidiary, American & Efird (A&E), has experienced further weakening in business conditions due to the slowdown in consumer spending in the U.S. along with increased apparel imports.  The company has temporarily idled one of its six spinning plants in North Carolina and is in the process of finalizing plans to consolidate a portion of the production volumes from the Gastonia, NC dyeing & finishing plant to the Mount
Holly, NC dyeing & finishing plant.  This consolidation will allow the company to operate more efficiently at current and anticipated volume levels and to provide better work schedules for the remaining associates.  The company is in the process of assessing any impairment related to the impacted plant and equipment and estimates that an asset impairment charge of up to $5 million may be required.  Although A&E's operating profit for the quarter, excluding any asset impairment charge, is not known at this time, it is projected to be in the range of $5 - $6 million which is lower than the $8 million reported in the company's second fiscal quarter ended April 1, 2001.
      A&E recently announced the closing of one distribution center in the U.S.
and is aggressively reviewing other cost reduction measures in light of the reduced volumes.  Foreign sales continue to show growth, but at a slower pace than the 19% reflected last quarter.  Expansion outside of the U.S. continues to be a growth opportunity for the company.
      This news release contains forward-looking statements that involve uncertainties.  A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and
Exchange Commission and include:  generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future adverse tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; and the extent and speed of the successful execution of strategic initiatives in each of the operating companies.
      Ruddick Corporation is a holding company which operates two subsidiaries:
Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.